UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

FRISCH’S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 5, 2011

Dear Shareholders:

The 2011 annual meeting of the shareholders of Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”), will be held on Wednesday, October 5, 2011 at 9:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. Directions can be obtained by e-mailing cfo@frischs.com. The meeting is being conducted for the following purposes:

1.	Election of four Directors to serve for a two-year term until the 2013 Annual Shareholders Meeting.

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year beginning June 1, 2011.

3.	Approval of the incentive compensation of the Chief Executive Officer pursuant to Section 162(m) of the Internal Revenue Code.

4.	An advisory vote on approval of the Company’s executive compensation.

5.	An advisory vote on whether the shareholder advisory vote on executive compensation will occur every one, two or three years.

6.	Transaction of such other business, if any, as may properly come before the meeting or any adjournments thereof.

Your Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1, a vote “FOR” on Proposals 2, 3, and 4, and a vote to hold shareholder advisory votes on executive compensation every three years on Proposal 5.

Shareholders of record at the close of business on August 8, 2011 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares (1) via the Internet, or (2) by signing and dating the enclosed proxy card and returning it in the accompanying envelope. You will find specific instructions for voting via the Internet on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on October 5, 2011: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frischs.com.

By Order of the Board of Directors,

Donald A. Bodner
Dated: August 26, 2011	Secretary

FRISCH’S RESTAURANTS, INC.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 5, 2011

INTRODUCTION

This Proxy Statement is furnished to shareholders of Frisch’s Restaurants, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2011 Annual Meeting of Shareholders (the “Meeting”) and any adjournments thereof. The Meeting will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 on Wednesday, October 5, 2011 at 9:00 a.m., Eastern Daylight Savings Time. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders beginning on or about August 26, 2011.

THE PROXY

Proxy

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the Meeting as specified on your proxy. If no specification is made, the shares represented by your duly executed proxy will be voted (1) for the election as Directors of each of the nominees listed thereon; (2) for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; (3) for approval of the Chief Executive Officer’s incentive compensation; (4) for approval of the compensation of the Company’s executives, and (5) in favor of every three years for shareholder advisory votes on executive compensation. The proxy will be voted at the discretion of the proxy holders, in accordance with any recommendations of the Board, on any other matter that may properly come before the Meeting, including, in accordance with the rules of the Securities and Exchange Commission (“SEC”), any matter which the Company did not have notice of by July 12, 2011.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised by (i) submitting a proxy bearing a later date using the voting method used when the revoked proxy was cast; (ii) filing a written notice of revocation with the President of the Company; or (iii) by attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

Record Date

The Board of Directors has fixed the close of business on August 8, 2011 as the record date (the “Record Date”) for the purpose of determining the shareholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. There were 4,927,764 shares of the Company’s common stock (“Common Stock”) issued and outstanding on the Record Date. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters presented at the Meeting.

Voting

You are entitled to one vote for each share of Common Stock you owned of record on the Record Date on any matter submitted to a vote at the Meeting. However, in connection with the election of Directors, shares may be voted cumulatively if written notice that cumulative voting for the election of Directors is desired is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding the Meeting. The Chairman will announce the giving of any such notice upon the convening of the

Meeting, and all shareholders may then cumulate their votes for Director nominees. Cumulative voting means that you have the right to vote the number of shares you owned as of the Record Date, multiplied by the number of Directors to be elected. You may cast this total number of votes for one nominee or distribute the votes among some or all of the nominees in any manner you desire. If cumulative voting is declared at the Meeting, votes represented by proxies may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

Quorum Requirement

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Meeting. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum at the meeting. A broker “non-vote” occurs when a nominee, such as a brokerage firm, bank, broker-dealer or similar organization, holding shares on behalf of the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Vote Required

At the Meeting, Directors will be elected by a plurality of the votes cast. Therefore, the four nominees receiving the greatest number of votes will be elected as Directors. Each other matter presented at the Meeting will be decided by a majority of the votes cast on that matter. If you hold your shares through a nominee and you do not give instructions to your nominee as to how to vote, your nominee will nevertheless generally be entitled to vote your shares of Common Stock on routine matters, such as the ratification of the independent registered public accounting firm. However, your nominee will not be able to vote your shares on any non-routine matters, such as the election of Directors and the other matters to be voted upon at the meeting. Shares not voted by brokers and other nominees holding shares on behalf of beneficial owners will have no effect on the outcome. Accordingly, if you hold your shares through a nominee, for your vote to be counted, it is very important that you promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer or other nominee organization. For purposes of determining whether shareholders have approved Proposal 1 (election of Directors) and Proposal 5 (advisory vote on frequency of executive compensation advisory votes), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For purposes of determining whether shareholders have approved Proposal 2 (ratification of independent registered public accounting firm), Proposal 3 (approval of Chief Executive Officer incentive compensation) and Proposal 4 (advisory vote on executive compensation), abstentions will have the same effect as a vote against such proposals.

CORPORATE GOVERNANCE MATTERS

Our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through, among other things, discussions with the Chief Executive Officer and other officers, receipt of written quarterly reports from the Vice Presidents of the Company, visits to our significant facilities, and review of materials provided to them in connection with, and attending and participating in, meetings of the Board and its committees.

Corporate Governance Guidelines

Our Board is committed to sound and effective corporate governance practices. The Board has adopted comprehensive Corporate Governance Guidelines which are available on our website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner. The Guidelines address a number of corporate governance issues, including director independence, qualifications for Board membership, Board and Board Committee annual self-assessments, and the Board’s available resources and access to management. In addition, the Board has formal charters setting forth the powers and responsibilities of each of its standing committees.

Board Structure and Meetings

Article II, Section 1 of the Company’s Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of Directors at nine. Pursuant to the Code, shareholders entitled to elect

Directors have the right to fill any vacancy in the Board (whether or not the vacancy has been filled by the remaining Directors) at any meeting of the shareholders attended by a quorum of shareholders.

The Board’s policy, which is set forth in the Corporate Governance Guidelines, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons. The Board believes this structure is in the best interests of shareholders because it facilitates the Board’s oversight of management and the independent Directors’ involvement in setting the priorities for the work of the Board, and it is consistent with good corporate governance principles.

The Board of Directors of the Company held 7 meetings during the fiscal year ended May 31, 2011. All Directors attended at least 75% of the aggregate number of meetings of the Board held and all committees of the Board on which the Director served during the year (during the period he or she was a Board or committee member during the year).

Director Independence

The Company’s Code of Regulations requires that a majority of the Directors on the Board be independent and provides certain criteria for determining independence. The Company’s Code of Regulations is available on the Company’s website at www.frischs.com and is available in print upon written request to the Company’s Secretary, Donald A. Bodner.

In accordance with the Company’s Corporate Governance Guidelines and the rules and listing standards of the NYSE Amex, the Board of Directors reviews at least annually the independence of each non-employee Director and affirmatively determines whether each non-employee Director qualifies as independent under the independence standards of the NYSE Amex, the Company’s Code of Regulations, and any applicable federal securities laws and regulations. The Board recognizes that members of the Audit Committee and Compensation Committee may be subject to more stringent standards of independence. Based upon an analysis of information provided by the non-employee Directors, the Board also evaluates whether any such Director has any material relationship, directly or indirectly, that may cause a conflict of interest in the performance of the Director’s duties. Based upon its review, the Board has affirmatively determined that the following six Directors are independent under the applicable independence standards: Dale P. Brown, Daniel W. Geeding, Jerome P. Montopoli, Robert J. Dourney, Lorrence T. Kellar, and William J. Reik, Jr. Pursuant to the Company’s Corporate Governance Guidelines, each Director must keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect the Director’s independence.

Executive Sessions of Independent Directors

The Board believes that executive sessions consisting solely of the independent Directors are part of good corporate governance. Accordingly, as provided in the Corporate Governance Guidelines, the independent Directors meet at least quarterly, or more frequently if the independent Directors desire, in executive session without the presence of non-independent Directors and management.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing the various risks facing the Company, including the creation of appropriate risk management programs and policies. A key element in the Company’s risk management process is its Disclosure Controls and Risk Management Committee. This Committee, which meets quarterly, consists of key management personnel from all operational and functional areas of the Company. This Committee’s Charter is available for viewing in the Investor Relations section of the Company’s corporate website www.frischs.com.

The Board, directly and through its committees, is responsible for risk oversight. The Board has delegated many of its risk oversight functions to the Audit Committee. A member of the Audit Committee attends each quarterly meeting of the Company’s Disclosure Controls and Risk Management Committee and all areas of material risk are discussed at each quarterly meeting of the full Audit Committee. The Audit Committee provides periodic reports on these matters to the full Board of Directors. In addition, the Compensation Committee considers the risks associated with the Company’s compensation policies and practices and provides periodic reports on these matters to the full Board of Directors.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct applicable to all Directors, officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition, the Chief Executive Officer, senior financial officers, members of the Disclosure Controls and Risk Management Committee and other persons serving in financial, accounting or public reporting roles are also subject to a Code of Ethics containing additional requirements with respect to ethical conduct, conflicts of interest and full, fair and accurate reporting. Both the Code of Conduct and Code of Ethics are available on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

Annual Shareholder Meeting Attendance by Directors

Board members are expected to attend the Company’s annual shareholder meetings and the annual meetings of the Board, which are scheduled immediately after the annual meeting of shareholders each year. All Board members attended last year’s annual shareholders meeting.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Directors at any time. The Board has a process for such communications. Shareholders and other interested parties desiring to send a communication to the Board should address their written communication to: The Board of Directors, c/o Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Mr. Bodner will distribute copies of any such communications to all Board members. A confidential Corporate Governance Hotline is available to report concerns or complaints regarding the Company’s accounting, internal accounting controls, or other financial or auditing matters. These concerns or complaints will be referred to the Audit Committee of the Company’s Board of Directors. The toll-free number for reporting complaints or concerns is 1-800-506-6424. The Hotline is managed by a third party and is available 24 hours a day, 7 days a week. Calls may be made anonymously.

Board Committees, Charters and Meetings

The Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. Each of the Board’s committees operates under its own written charter. All committee charters are available on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

The following table provides membership and meeting information for each of the Board Committees during the fiscal year ended May 31, 2011:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Dale P. Brown			Chair
Robert J. Dourney		X
Daniel W. Geeding	X	Chair
Lorrence T. Kellar	X		X	Chair
Craig F. Maier
Karen F. Maier
Jerome P. Montopoli	Chair	X
William J. Reik, Jr.			X	X
Donald H. Walker				X
Meetings During Fiscal Year	4	5	4	4

Audit Committee

The Board of Directors has determined that all three members of the Audit Committee meet the independence standards of the NYSE Amex’s listing standards, the Company’s Code of Regulations and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has also determined that all three of the Audit Committee members are “audit committee financial experts” as defined in current SEC rules. The financial background of each of these Audit Committee Members is contained in the section below entitled “PROPOSAL 1 – ELECTION OF DIRECTORS.”

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and of the independent registered public accounting firm, (iv) the material financial risks facing the Company and the management of those risks, and (v) the Company’s compliance with legal and regulatory requirements. In performing these functions, the Audit Committee discusses with internal auditors and the outside independent registered public accounting firm their overall scope and plans for their respective audits. The Audit Committee also meets periodically with the independent registered public accounting firm, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee selects and oversees the work of the independent registered public accounting firm. In accordance with the Audit Committee Charter and based upon the circumstances, including his extensive financial experience and preparedness for and participation in the Committee meetings, the Board of Directors affirmatively determined that the simultaneous service by Mr. Kellar on the Audit Committees of more than two other public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

Compensation Committee

The Compensation Committee is responsible for overseeing the establishment and administration of the Company’s compensation and benefit programs for its executives and Directors in accordance with the Company’s compensation philosophy, objectives, and policies. The Board has determined that each member of the Compensation Committee is independent as defined under the NYSE Amex’s listing standards and the Company’s Code of Regulations, is an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee” director pursuant to Section 16 of the Exchange Act. The Company’s processes and procedures for the consideration and determination of compensation programs for executives and Directors is described in detail below in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the members of the Compensation Committee were Messrs. Geeding, Dourney, and Montopoli. None of the Compensation Committee members ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that employs or compensates any member of the Company’s Board of Directors or its Compensation Committee.

Nominating and Corporate Governance Committee

The Board has determined that all three members of the Nominating and Corporate Governance Committee are independent as defined under the NYSE Amex’s listing standards and the Company’s Code of Regulations. The Nominating and Corporate Governance Committee develops and implements appropriate corporate governance guidelines and continuing education programs for all Directors, including orientation and training programs for new Directors. The Nominating and Corporate Governance Committee also searches for and recommends qualified, experienced candidates to the Board to be nominated for election as Directors at annual shareholder meetings and to fill any vacancies on the Board. The Committee also develops and implements annual self-assessments for the full Board and each Board Committee.

Finance Committee

The Board has determined that two members of the Finance Committee, Messrs. Kellar and Reik, are independent as defined under the NYSE Amex’s listing standards and the Company’s Code of Regulations. The Finance Committee’s function is to review and advise management with respect to all strategies, plans, policies and actions related to corporate finance, including capital expenditure, dividend, and cash flow policies.

Certain Relationships and Related Person Transactions

The Board of Directors is committed to upholding the highest ethical conduct in fulfilling its duties and has adopted a written Related Person Transaction Policy to ensure the careful review of any related party transactions. The policy requires that the Audit Committee review and approve or ratify all related person transactions for which disclosure is required pursuant to the rules and regulations of the SEC. A related person transaction includes any transaction, arrangement or relationship in which the Company or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, Director or Director nominee of the Company;

•	any shareholder owning more than 5% of the Company’s Common Stock;

•

any immediate family member (as defined in the rules and regulations of the SEC) of an executive officer, Director, Director nominee or beneficial owner of more than 5% of the Company’s Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

As part of its review and approval process of related person transactions, the Audit Committee considers all relevant facts and circumstances available to the Audit Committee, including the recommendations of management. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related person transaction to the Audit Committee.

The Board has pre-approved the following related person transactions as part of the Company’s Related Person Transaction Policy:

•	any transaction with a related person involving the purchase or sale of products or services in the ordinary course of business on arms’ length terms available to third parties;

•

any transaction with another company where the related person’s only relationship is as an employee (but not an executive officer), Director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed either the lesser of $120,000 or 2% percent of that company’s total annual revenues;

•

any employment by the Company of a relative of a Director or executive officer where the employment was entered into in the ordinary course of business and the relative’s compensation is in accordance with the Company’s practices applicable to employees with equivalent qualifications and responsibilities holding similar positions;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university where the related person’s only relationship is as an employee or a Director (but not an executive officer) and the aggregate amount to any charity involved does not exceed either the lesser of $120,000 or 2% of the charitable organizations total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of such Common Stock receive the same benefit on a pro-rata basis (e.g., dividends); and

•	Director compensation arrangements, if such arrangements have been approved by the Board of Directors or the Nominating and Corporate Governance Committee.

During the fiscal year ended May 31, 2011, the related party transactions required to be disclosed are as follows:

The following transactions were effected on substantially similar terms as transactions with persons having no relationship with the Company:

•

A franchised restaurant in West Chester, Ohio owned by Frisch West Chester, Inc. (“West Chester”), which in turn is owned by Karen F. Maier (a Director and Vice President–Marketing of the Company) and other of her siblings (except Craig F. Maier), made purchases from the Company’s commissary totaling $577,164 and paid the Company advertising fees of $57,500, employee leasing fees of $1,026,032, payroll and accounting fees of $15,450, human resources and benefit fees of $13,571, franchise fees of $86,250, and point of sale help desk fees of $7,643.

•

A franchised restaurant in West Hamilton, Ohio owned by Frisch Hamilton West, Inc. (“Hamilton West”), which in turn is owned by other members of the family of Blanche F. Maier (a Director on the Board until her death on September 1, 2009 and the mother of Craig and Karen Maier), made purchases from the Company’s commissary totaling $784,047 and paid the Company advertising fees of $77,297, employee leasing fees of $1,230,557, payroll and accounting fees of $20,675, human resources and benefit fees of $15,546, franchise fees of $115,945, and point of sale help desk fees of $6,757.

•

A franchised restaurant in New Richmond, Ohio owned by Craig F. Maier (a Director and the Chief Executive Officer of the Company) made purchases from the Company’s commissary totaling $312,983 and paid the Company advertising fees of $30,710, employee leasing fees of $548,239, payroll and accounting fees of $15,767, human resources and benefit fees of $7,465, franchise fees of $46,065, and point of sale help desk fees of $6,757.

Hamilton West is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of Hamilton West, that remaining shareholder may require the Company to purchase any or all his or her shares of Hamilton West at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the book value of the shares as determined by the Hamilton West’s accountants based upon generally accepted accounting principles, determined as of the end of the month immediately preceding the closing. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing. In addition, Craig Maier receives .5% of Hamilton West’s sales as a management fee.

West Chester is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of West Chester, that remaining shareholder may require the Company to purchase any or all his or her shares of West Chester at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the greater of either the book value of the shares or twice the average earnings per share over the prior three years, with a maximum purchase price of $100,000 less any outstanding debt owed by West Chester to the deceased shareholder. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the deceased shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

During the fiscal year ended May 31, 2011, Karen F. Maier, a Director and Vice President–Marketing of the Company and the sister of Craig F. Maier, received a salary of $164,275, incentive compensation of $8,650, medical reimbursement of $3,498, contributions to the Nondeferred Cash Balance Plan of $32,175, long-term disability benefits of $2,033, and the Company made matching contributions to the Frisch’s Executive Savings Plan in the amount of $1,801. Ms. Maier was granted options for 3,500 shares of the Company’s Common Stock on June 22, 2010 and was awarded 438 shares of restricted Common Stock on June 15, 2011, which will vest on the first anniversary of the date of the award. The number of shares of restricted Common Stock awarded was based on the closing price on the date of the award of $21.05.

During the fiscal year ended May 31, 2011, Scott C. Maier, a Construction Manager at the Company who is the brother of Craig F. Maier and Karen F. Maier, received a salary of $67,884 and an auto allowance of $4,686.

Until his death on February 2, 2005, Jack C. Maier served as Chairman of the Board and provided other services to the Company pursuant to an employment agreement effective May 29, 2000, that contained a provision for deferred compensation. Jack C. Maier was the husband of Blanche F. Maier, a Director of the Company until her death on September 1, 2009. Jack C. Maier and Blanche F. Maier are the parents of Craig F. Maier and Karen F. Maier. Pursuant to the agreement, upon the death of Jack C. Maier, the Company became obligated to pay Mr. Maier’s widow, Blanche F. Maier, the amount of $214,050 for each of the next 10 years, adjusted annually to reflect 50% of the latest annual percentage change in the Consumer Price Index for All Urban Consumers. Accordingly, the Company paid Blanche F. Maier and then her estate after her death the monthly amount of $19,006 during the first part of the last fiscal year and $19,149 per month effective March 1, 2011 and thereafter as increased pursuant to the annual Consumer Price Index adjustment.

PROPOSALS FOR VOTE AT THE MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Nominating and Corporate Governance Committee nominates Director candidates for approval by the full Board. The Nominating and Corporate Governance Committee will consider Director nominees recommended by shareholders. Shareholders may propose Director nominees by submitting the name, telephone number and business experience and qualifications of such nominee to the Committee, within the time period required by the current SEC Rules, at: Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. No shareholder nominations were received by the Company for this Annual Meeting. The Nominating and Corporate Governance Committee did not retain any director search firm with respect to this year’s election; however, the Committee is empowered to retain search firms or other advisors should it ever deem it necessary or desirable.

The Company’s Corporate Governance Guidelines establish the desired qualifications for Directors. The Company seeks to have a Board of Directors comprised of individuals representing diverse experiences, backgrounds, skills, expertise, and other attributes who will be most effective, in conjunction with the other nominees and Directors on the Board, in collectively serving the best interests of the Company and its shareholders. Directors should also possess the highest personal and professional ethics and integrity, be devoted to representing the interests of the Company and its shareholders, and be willing to devote sufficient time to carry out the Director’s duties and responsibilities effectively. The Committee evaluates all candidates based upon the same criteria regardless of whether they were nominated by the Committee, shareholders, a member of management or the Board, or any other person.

The Nominating and Corporate Governance Committee considers all of the required Director qualifications contained in the Corporate Governance Guidelines when evaluating and recommending to the Board the slate of Director nominees for election at each annual shareholders meeting and when recommending any person to fill a vacancy on the Board. Annually, prior to each annual shareholder meeting, the Committee reviews with the full Board (i) the content and effectiveness of the Corporate Governance Guidelines, including the diversity of experiences, backgrounds, expertise and other required Director qualifications, and (ii) the specific experience, qualifications, skills, and other attributes that qualifies each incumbent Director and Director nominee to be a Director in light of the requirements in the Corporate Governance Guidelines and the business, structure and needs of the Company.

At the Meeting, four Directors are to be elected for a two-year term to serve until the 2013 annual meeting of shareholders and until their successors have been elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, your Board of Directors has unanimously nominated current Board members Dale P. Brown, Daniel W. Geeding, Craig F. Maier and Jerome P. Montopoli for reelection as Directors at the Meeting. As noted above, the Board affirmatively determined that Ms. Brown and Messrs. Geeding and Montopoli are independent. The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the nominees which serves as the basis for the Board’s conclusion that the nominees are appropriate to serve as Directors of the Company given its business and structure are set forth below.

The Board of Directors recommends a vote of “FOR ALL NOMINEES” to elect all nominees as Directors.

NOMINEES FOR ELECTION OF DIRECTORS TO SERVE UNTIL THE 2013 MEETING

Dale P. Brown, Director since 1999

Ms. Brown, age 64, is the Chair of the Board’s Nominating and Corporate Governance Committee. She is now a self-employed Author and Marketing Consultant. She was President and Chief Executive Officer of Sive/Young & Rubicam, a prominent Cincinnati advertising firm, for eight years from July 1990 to December 1998 and is the Recipient of Two Silver Medals from the American Advertising Federation. She is also currently a Trustee Emeriti of the University of Richmond; and a Director (since 1994) and Member of the Audit and Nominating and Corporate Governance Committees of Ohio National Financial Services. Ms. Brown has substantial experience and expertise in marketing, advertising and public relations.

Daniel W. Geeding, Director since 1992

Mr. Geeding, age 69, is currently the Chairman of the Board of the Company, Chair of the Board’s Compensation Committee, and a member of the Audit Committee. He is the Vice President, Chief Financial Officer and Treasurer of The Health Foundation of Greater Cincinnati (since 2001) and manages the financial, investment, IT and human resources operations of the Foundation and its subsidiaries. He is also the Vice President and Chief Financial Officer of InterAct for Change (since 2002). He held various positions at Xavier University from 1969 to 2002, including Director of the Center for International Business (1997 to 2002), Dean, Acting Dean and Associate Dean of the College of Business Administration (1985 to 1997), Director of the Executive MBA Program (1982 to 1991), and Assistant, Associate and Professor of Management (1969 to 2002). He is currently a Director and Chair of the Audit Committee of the Corporation For Findlay Market (since 2004); a Member of the Audit and Corporate Compliance Committee of Mercy Hospitals (since 2002); a Director of Cincinnati Eye Institute Foundation (since 2006); a Member of the Audit Committee of the Greater Cincinnati Foundation (since 2009); and a Director of the Sulgrave Manor Preservation Foundation (since 2010). Mr. Geeding is a Certified Public Accountant (since 1969) and holds a B.S. and MBA in accounting and a Ph.D. in management. He is a member of The American Institute of Certified Public Accountants, the Foundation Financial Officers Group, and Financial Executives International. Based upon his significant financial and accounting training, experience and expertise, the Board has determined that Mr. Geeding qualifies as an “audit committee financial expert” under the SEC rules.

Craig F. Maier, Director since 1984

Mr. Maier, age 61, has been the President and Chief Executive Officer of the Company since 1989. Mr. Maier joined the Company as a manager trainee in 1975 and worked his way up through the positions of area supervisor and Divisional Vice President before becoming Executive Vice President in October 1988. Mr. Maier holds an MBA from Columbia University and has since July 2008 served as a Director and a Member of the Audit, Compensation, and Finance Committees of Cincinnati Bell, Inc. (NYSE). He is also a Director of the Cincinnati Art Museum, Playhouse in the Park, Cincinnati Arts Association, The Cincinnati Zoo and Botanical Garden, and the Dan Beard Council of the Boy Scouts of America. With over 36 years of experience in all facets of the operations of the Company and over 21 years experience as the Chief Executive Officer of a large, publicly-traded corporation, Mr. Maier brings to the Board demonstrated management, operational and leadership ability, all of which makes him a valuable asset to the Board.

Jerome P. Montopoli, Director since 2005

Mr. Montopoli, age 68, is Chair of the Board’s Audit Committee and a member of the Compensation Committee. He retired as a Certified Public Accountant in September 2001, and has since been a Private Investor and Consultant. He is a Trustee Emeriti (since 2007) and Member of the Audit and Finance Committees of The University of Cincinnati Foundation (since 1996). He was a Trustee of the University of Cincinnati Foundation from 1996 to 2007. Mr. Montopoli was the Managing Partner, Partner Matters of Andersen Worldwide from October 1999 to August 2001. He was the Managing Partner, Michigan Offices of Arthur Andersen LLP from March 1992 to October 1999 and Managing Partner, Cincinnati Offices of Arthur Andersen LLP from March 1988 to March 1992. He was also Chair of the Audit Committee and a member of the Finance Committee of the Health Alliance of Greater Cincinnati from November 2004 to May 2010. Mr. Montopoli has 35 years of experience as a Certified Public Accountant in public accounting; 25 of those years as a Partner at Arthur Andersen LLP. Based upon his extensive financial, accounting and audit training, experience and expertise, the Board has determined that Mr. Montopoli qualifies as an “audit committee financial expert” under the SEC rules.

Votes represented by proxies will be cast by the proxy holders in such a way as to effect the election of all nominees, or, if cumulative voting is invoked, as many thereof as possible under the rules of cumulative voting in accordance with the recommendation of the Board. All nominees have consented to serve as Directors if elected. However, in the event that any nominee shall become unable to serve prior to the Meeting, it is intended that the proxies will be voted for the balance of those nominees named and for such substitute nominee, if any, as shall be designated by the Board.

INCUMBENT DIRECTORS SERVING UNTIL THE 2012 SHAREHOLDER MEETING

The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the incumbent Directors which serves as the basis for the Board’s conclusion that the Directors are appropriate to serve as Directors of the Company given its business and structure are set forth below. The terms of these incumbent Directors expire at the 2012 Annual Shareholders Meeting.

Robert J. (RJ) Dourney, Director since 2005

Mr. Dourney, age 53, is a member of the Compensation Committee. Mr. Dourney is the Chief Executive Officer and President of Hearthstone Associates LLC, an operator and franchisee of fast-casual restaurants and retail meal preparation businesses throughout New England (since June 2005). He is also a Director of the Massachusetts Restaurant Association (since June 2011). He was previously Vice President-Operations of AuBon Pain, a company that owns or franchises over 250 cafés throughout the world (June 2001 to June 2005). Prior to that, he was Vice President-Operations of Applebee’s International (May 2000 to June 2001). Mr. Dourney has over 30 years of experience in the restaurant industry, serving in both operations and strategic capacities.

Lorrence T. Kellar, Director since 1998

Mr. Kellar, age 74, is the Chair of the Board’s Finance Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Kellar was Vice President of Continental Properties Company, Inc., a retail and residential developer, from November 2002 until his retirement in November 2009. Prior to that, he was Vice President - Real Estate of Kmart Corporation from 1996 to September 2002. He held various positions in finance, capital management, audit, accounting, and real estate at The Kroger Co. from 1965 until April 1996, including Group Vice President – Finance and Real Estate. He also held positions in finance, accounting and tax at 3-M Co. from 1962 to 1965. He is currently the Chairman of the Board and a member of the Audit, Governance and Compensation Committees of Multi-Color Corporation (label printer – NASDAQ); Director and a member of the Audit, Governance and Compensation Committees of Spar Group, Inc. (retail merchandiser – NASDAQ); and a Trustee and member of the Audit and Compensation Committees of Acadia Realty Trust (NYSE). His other Board memberships include Trustee of the Greater Cincinnati Educational Television Foundation; and Trustee of the Building Healthy Lives for Women Foundation. Mr. Kellar holds an MBA and, based upon his extensive accounting, audit and finance experience, the Board has determined that Mr. Kellar qualifies as an “audit committee financial expert” under the SEC rules.

Karen F. Maier, Director since 2005

Ms. Maier, age 59, has been the Vice President-Marketing of the Company since July 1983. Ms. Maier joined the Company in 1974 as a manager trainee and worked her way up to Shift Manager and then Unit Manager. She transferred to the Advertising Department in 1975 and became the Director of Advertising and Marketing in 1978. She is also a Director of the Free Store Food Bank (since 2001). Ms. Maier is the sister of Craig F. Maier. For over 33 years, Ms. Maier has been directly responsible for the development and execution of the marketing and advertising programs of the Company, contributing substantially to the introduction and promotion of new products, marketing initiatives, and retail marketing of branded products. This marketing and advertising experience and intimate knowledge of the market for the Company’s products makes Ms. Maier a valuable asset to the Board.

William J. Reik, Jr., Director since 1998

Mr. Reik, age 73, is a member of the Board’s Nominating and Corporate Governance and Finance Committees. He is the Managing Member of Reik & Co., LLC, an investment counseling firm, since November 2006. Prior to that, he was the Managing Director of William D. Witter, Inc., an investment counseling firm, from February 1991 until November 2006. He was previously Managing Director of Mitchell Hutchins Asset Management, Inc. until February 1991. Mr. Reik brings to the Board his valuable and extensive experience in the investment management industry.

Donald H. Walker, Director since November 2009

Mr. Walker, age 65, has been the Vice President and Chief Financial Officer of the Company since 1996, the Treasurer of the Company since 1982, and served in various other finance and accounting positions at the Company since 1977. Prior to 1977, Mr. Walker worked as a Certified Public Accountant with the accounting firm Grant Thornton. He holds a BBA degree in accounting and an MBA in quantitative analysis. He is a Member of Financial Executives International. During Mr. Walker’s 15-year tenure as Chief Financial Officer, he has been principally responsible for all of the Company’s financing and banking resources and activities, the design of Company-wide cash management initiatives, regulatory compliance, and accounting, auditing and transaction processing. Mr. Walker’s accounting expertise and his extensive experience with all finance, accounting and regulatory compliance aspects of the Company makes him a valuable resource on the Board.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm and the accounting firm reports directly to the Audit Committee. The Audit Committee has unanimously selected the firm of Grant Thornton LLP to make an examination of the accounts of the Company and serve as the Company’s independent registered public accounting firm for the fiscal year commencing June 1, 2011. Grant Thornton LLP has made the audits of the Company’s accounts since 1952.

Shareholder ratification of the selection of independent accountants is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Audit Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will be present at the annual meeting of shareholders. The representative will be afforded an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Auditor Fees and Services

A.	Audit Fees

The aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended June 1, 2010 and May 31, 2011, for the audit of the Company’s annual financial statements and internal controls, the reviews of the financial statements included in the Company’s Forms 10-Q, and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements, were $348,800 and $348,870, respectively.

B.	Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years ended June 1, 2010 and May 31, 2011 for assurance and related services reasonably related to the performance of the audit or review of the financial statements (and not reported under “Audit Fees” above) were $37,300 and $37,500, respectively. Audit-related services principally included audits of the Company’s pension plans, 401(k) plans, medical plans, and other welfare benefit plans.

C.	Tax Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years June 1, 2010 and May 31, 2011 for miscellaneous tax compliance, tax advice and tax planning were $19,805 and $125,900, respectively. These fees were principally for advice on various tax matters and, for fiscal 2011 included $119,200 for consulting relating to two automatic Change in Accounting Method applications filed with the Internal Revenue Service. The Change in Accounting Method for depreciation and amortization was filed to segregate certain restaurant building costs to their proper category for depreciation purposes. The Change in Accounting Method for incidental repairs and maintenance was filed to allow immediate tax deduction of certain repairs and maintenance costs.

D.	All Other Fees

There were no fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended June 1, 2010 and May 31, 2011, for services other than those set forth above.

The Audit Committee considered the services of Grant Thornton LLP referenced in subparagraphs B through D above and determined those services were compatible with maintaining Grant Thornton LLP’s independence.

The Company has adopted a policy requiring pre-approval by the Audit Committee of audit and permissible non-audit services by Grant Thornton LLP. The Audit Committee did pre-approve all services by Grant Thornton LLP referenced above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended May 31, 2011, with management of the Company and Grant Thornton LLP, the Company’s independent registered public accounting firm, which included discussions about the selection of appropriate accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA Codification of Statements on Auditing Standards, AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit Committee also received the written disclosures and the letter from Grant Thornton LLP required by applicable standards of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended May 31, 2011, be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, subject to shareholder ratification, the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year commencing June 1, 2011.

AUDIT COMMITTEE:

Jerome P. Montopoli, Chair

Daniel W. Geeding

Lorrence T. Kellar

PROPOSAL 3 – APPROVAL OF INCENTIVE COMPENSATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” to be deductible by the Company, such compensation must qualify as “performance-based” and the shareholders of the Company must have approved the material terms of that performance-based compensation. The Chief Executive Officer (CEO) of the Company is a “covered employee” under Section 162(m). Under the employment agreement between the CEO and the Company, the CEO is entitled to certain incentive compensation based upon the performance of the Company. To ensure that this incentive compensation would be considered “performance-based” for purposes of exemption from the limitations of Section 162(m) and therefore deductible to the Company, the Company is asking for shareholder approval of the material terms of the incentive compensation in accordance with Section 1.162-27(e)(4) of the Treasury Regulations. Pursuant to an amendment to the employment agreement effective as of April 6, 2011, the CEO’s incentive compensation described in the agreement will not be paid for the Company’s 2011-2012 fiscal year (June 1, 2011 to May 29, 2012) unless approved by the shareholders pursuant to this Proposal.

The incentive compensation payable to the CEO pursuant to the employment agreement is as follows:

A. The CEO is eligible for incentive compensation for each fiscal year that the Company’s pre-tax earnings equal or exceed 4% of the Company’s total revenue as reported in the Company’s annual report to shareholders. “Pre-tax earnings” is defined as the amount reported in the annual report, but computed without reduction for: (i) the CEO’s incentive compensation; (ii) the value of stock options and awards granted that are recognized as stock-based compensation and deducted as an expense in calculating pre-tax earnings, and (iii) performance based bonuses paid under the Company’s Senior Executive Bonus Plan. The incentive compensation is equal to (a) 1.5% of the Company’s pre-tax earnings if in such year pre-tax earnings equal or exceed 4% (but are less than 5%) of the Company’s total revenue, and (b) an additional 1% of the Company’s pre-tax earnings if in such year the Company’s pre-tax earnings equal or exceed 5% of the Company’s total revenue. However, the incentive compensation will be reduced to the extent that the payment of the incentive compensation would reduce the Company’s pre-tax earnings to below 4% of the Company’s total revenue. Incentive compensation is paid 90% in cash and 10% in shares of the Company’s Common Stock (rounded down to the nearest whole share). The number of shares allocated to the CEO is determined by dividing the amount of incentive compensation to be paid in shares by the average value of the Company’s Common Stock during the fiscal year for which the incentive compensation has been earned. The “average value” is the mean between the highest and lowest prices at which the Common Stock was traded during such fiscal year. Any Common Stock issued must be held for one year after the date of issue.

B. The Company will make a contribution to the trust established for the benefit of the CEO under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (the Plan is described in further detail in the Compensation Discussion and Analysis section below) for any fiscal year in which the Company’s pre-tax earnings equal or exceed 4% of its total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

Incentive compensation awards under these terms will be based upon the Company’s future performance. Accordingly, the amount of incentive compensation earned for future fiscal years to the CEO under these provisions cannot be determined at this time, as actual amounts will depend on the actual performance of the Company. However, because the contribution to the Nondeferred Cash Balance Plan is a percentage of the CEO’s salary, the maximum amount that could be contributed to this Plan on his behalf for fiscal year 2011-2012 would be $173,352. For an understanding of the amount of incentive compensation paid to the CEO during the last three fiscal years pursuant to these provisions, please see the Compensation Discussion and Analysis section, including the Summary Compensation Table, below in this Proxy Statement.

The Board of Directors recommends a vote “FOR” approval of the Incentive Compensation of the Chief Executive Officer.

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking a non-binding advisory vote on the approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program for the Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation principles, policies and practices described in this Proxy Statement. We urge you to read the section of this Proxy Statement titled “Compensation Discussion and Analysis” which discusses how our compensation design and practices reflect our compensation philosophy. That philosophy, which is set by the Compensation Committee, includes aligning each executive’s compensation with the interests of shareholders and the Company’s short-term and long-term performance and providing the compensation and incentives needed to attract, motivate and retain key executives who are important to our long-term success. The Compensation Committee and the Board of Directors believe that our compensation philosophy, design and practices are effective and appropriate in implementing our strategic goals. Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Company, our Board of Directors and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” advisory approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 5 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are submitting to shareholders a non-binding advisory vote as to whether the shareholder advisory vote to approve executive compensation – Proposal 4 above – should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting on the matter.

The Board recommends that our shareholders select a frequency of every three years. The Board believes that an advisory vote every three years is most efficient and appropriate since the Chief Executive Officer has a three-year employment contract and any significant change to the executive compensation program is only considered by the Compensation Committee every other year based in large part upon the biennial report prepared by the Company’s independent compensation consultant comparing each element of our executive compensation to counterparts in the restaurant industry, as described in the Compensation Discussion and Analysis section. A three-year cycle gives shareholders the opportunity to more fully and effectively assess our long-term compensation strategies compared to our related business outcomes and also gives the Board, the Compensation Committee and the Company’s independent compensation consultant sufficient time to carefully evaluate and respond to shareholder input and effectively implement any changes to the Company’s executive compensation program.

Accordingly, the following resolution is submitted for shareholder vote:

“RESOLVED, that the option set forth below that receives the highest number of votes cast by shareholders of the Company shall be the shareholder preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its Named Executive Officers:

•	Yearly

•	Every Two Years

•	Every Three Years”

Because your vote is advisory, it will not be binding upon the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of the Named Executive Officers as described in the Company’s Proxy Statement.

Your Board of Directors recommends that shareholders vote for the option of “Every Three Years” as the frequency for holding a shareholder advisory vote on the compensation of the Named Executive Officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Daniel W. Geeding, Chair
Jerome P. Montopoli
Robert J. Dourney

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are intended to enhance the interests of our shareholders by attracting high quality executive talent, encouraging our executives to remain with the Company, rewarding our executive officers for financial and individual performance, and aligning the interests of our executives with those of our shareholders. The Company strives to ensure that the overall compensation paid to the named executive officers is appropriate, competitive with the comparable labor markets, and in line with our overall compensation objective to attract, motivate and retain the executive talent required to achieve our corporate objectives and increase shareholder value.

Throughout this proxy statement, the individuals included in the “Summary Compensation Table” below, including the Company’s Chief Executive Officer and Chief Financial Officer, are referred to as the “Named Executive Officers.”

Compensation Objectives and Strategy

Our compensation programs have been designed with the following objectives in mind:

•

Attract and Retain High Quality Executive Talent. Our compensation programs are intended to attract and retain high quality executive talent in our industry. In order to attract and retain executive talent with proven skills and experience, we believe our compensation programs must be competitive and compare favorably with those offered by companies with which we compete for a limited pool of executive talent.

•

Pay for Performance. Our compensation programs are intended to motivate our Named Executive Officers to achieve a superior level of performance. The amount of compensation for each Named Executive Officer is intended to reflect the executive’s experience, his or her individual performance, and the performance of the Company. Portions of our compensation program are expressly tied to the performance of the Company and/or the Named Executive Officer, including our incentive compensation and variable compensation plans and our equity award program. We seek to balance incentives for both short-term and long-term performance.

•

Shareholder Alignment. We seek to align the interests of our Named Executive Officers with our stockholders by using cash and equity-based incentives that link executive compensation to the Company’s short-term and long-term performance.

Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. We generally reward executives for short-term and long-term financial and operating performance as well as leadership excellence.

Determining Compensation

The Compensation Committee monitors the administration of the Company’s compensation and benefit programs, including stock option and other incentive plans, for the Company’s Directors, executives and other employees. The Committee focuses on the attraction and retention of key executives and makes the final determination of base salary, annual incentive compensation and stock-based compensation for the Chief Executive Officer and, taking into account the recommendations of the Chief Executive Officer, for each of the Company’s other Named Executive Officers. When making compensation decisions, the Committee considers the Company’s overall compensation philosophy, objectives, and policies, the performance results of the Company, relevant peer data, recommendations by management, and the advice and recommendations of Towers Watson & Co., Management Performance International, Inc. (MPI), and other outside compensation consulting firms. MPI is engaged and supervised by the Committee.

Among other actions, the Committee has taken the following steps to ensure that it effectively carries out its responsibilities:

•	Retains MPI, an external consultant with expertise in executive compensation, to provide the Committee with relevant market data and analysis and compensation recommendations.

•	Conducts an annual review of the Company’s Compensation Philosophy and Strategy policy to ensure it remains appropriate given the Company’s performance and strategic objectives.

•

Uses a tally sheet, prepared by the Company, containing all relevant compensation information to conduct an annual review of all compensation for each Named Executive Officer. Information reported on the tally sheet includes:

•	All cash compensation, including base salary and incentive compensation

•	Equity compensation, including stock awards

•	Annual contributions to retirement plans, as well as total balances

•	Perquisites including auto allowance, medical reimbursement plan, supplemental long-term disability, and reimbursement of relocation expenses

•	Any increases in pension benefits

The Committee reviewed this information and determined that the compensation was reasonable and appropriate for each of the Named Executive Officers for the last fiscal year. The Committee was satisfied that the payments were appropriate with the level of responsibility and performance and were aligned with the Company’s Compensation Philosophy and Strategy policy.

•

Conducts an annual review and assessment of potential risks arising from our compensation programs (including the executive compensation programs) and policies and reports its assessment to the full Board of Directors.

•	Conducts an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Conducts an annual self-evaluation of the effectiveness of the Committee and each Committee member and makes any changes that are appropriate based upon the self-evaluation.

During the fiscal year ended May 31, 2011, the Committee also reviewed and oversaw various compensation and benefits issues, including but not limited to the following:

•	Reviewed and approved the merit increases, incentive compensation payments, and stock awards to the Named Executive Officers and other key employees of the Company.

•

Negotiated and approved an amendment to the CEO’s Employment Agreement to (i) replace stock options with restricted Common Stock in the same amount and subject to the same conditions as the restricted Common Stock granted to the non-employee Directors, and (ii) provide that Mr. Maier’s incentive compensation as described in Sections 4(b) and (c) of the Agreement will be at risk and will not be paid unless approved by the shareholders at this annual shareholders meeting.

•	Reviewed and approved restricted Common Stock awards for non-employee Directors.

•	Reviewed and approved the CEO evaluation form and conducted the annual CEO evaluation.

Management’s Role. Management, including the Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, makes recommendations to the Committee for salary adjustments, incentive compensation, and equity-based awards for the executive officers based upon the performance of the officers and the Company during the prior fiscal year and any changes in the officers’ responsibilities during the year. Management may also recommend material changes to compensation or to the mix of components of compensation during a fiscal year in connection with new hires or promotions of Named Executive Officers. The members of the Committee, in addition to the recommendations of management, also consider their own experience with the Named Executive Officers, including interactions of such officers with the Board of Directors, business results and business unit results, and reports or presentations by such officers provided to the Board on an as-needed or as-requested basis. No executive officer has any role in approving his or her own compensation.

Elements of Executive Compensation

To be consistent with our objectives to attract and retain quality talent, pay for performance and align the interests of our executives with our shareholders, our executive compensation program consists of the following elements of compensation:

•	Base Salary

•	Incentive Compensation and Variable Compensation Plans

•	Equity Awards

•	Retirement Benefits, Health and Welfare Benefits and Perquisites

Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to other executive officers of the Company.

Use of Market Data and Peer Groups

When making compensation decisions, the Compensation Committee compares the compensation of our executives to the compensation of similarly positioned executives at other companies in the restaurant industry to gain an understanding of the market compensation practices for these positions. We generally target for base pay to be at the 50th percentile and the total cash compensation to be targeted between the 50th and the 75th percentiles. To assist the Committee in evaluating and determining competitive levels of compensation for the various elements of pay, Towers Watson & Co., our compensation consultant, provides the Compensation Committee with a biennial report comparing each element of each executive’s compensation to that of their counterparts in the restaurant industry using information from the annual compensation survey provided by the Chain Restaurant Compensation Association (CRCA) in 2010, which includes compensation data for 91 restaurant organizations, with appropriate regression analysis and other adjustments based upon the size of the Company. General industry data is used when position-specific pay data is not available in the restaurant industry.

In addition, the Committee, with the assistance of management and its independent compensation consultant MPI, benchmarks the Company’s compensation against a peer group of 11 restaurant companies from the 91 included in the CRCA study, which the Committee believes are comparable in terms of asset size, revenue, total units, geographic coverage, workforce demographics and business characteristics, such as the family dining business sector. The restaurant peer group consisted of the following companies in 2010: AFC Enterprises, Inc. (Popeyes), Bob Evans Farms, Inc., Biglari Holdings Inc. (formerly known as The Steak n Shake Co.), Buffets, CBRL Group (Cracker Barrel), Denny’s, Inc., DineEquity (IHOP), Eat n Park Hospitality Group, Famous Dave’s of America, Inc., Friendly Ice Cream Corporation and Perkins Restaurant & Bakery.

Base Salary

Chief Executive Officer (CEO). The Company signed a three-year employment agreement with the CEO for the period beginning June 3, 2009 and ending on May 29, 2012. The base salary is required to be adjusted at the beginning of the second and third years of the employment agreement to reflect 100% of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) published by the U.S. Department of Labor, Bureau of Labor Statistics. Pursuant to this agreement, the annual base salary for the CEO for the fiscal year beginning June 3, 2009 was $300,000, for the fiscal year beginning June 2, 2010 was $306,900, and for fiscal year beginning June 1, 2011 it will be $315,185.

Executives. To determine the base salaries of the Company’s other executives, the Company established a series of salary ranges that correspond to levels of executive responsibility. The basis for the salary ranges is the comparative data provided by an independent compensation consultant. The Company updates the salary ranges annually, based on current market data. Individual salaries are set within the applicable salary range for the position and are evaluated annually. The CEO recommends merit increases, subject to the Compensation Committee’s approval, based on job performance as measured against one or more individual performance goals established annually for each executive and based upon the overall performance of the Company.

Incentive Compensation

Chief Executive Officer (CEO) Bonus and Incentive Plans

Under his employment agreement, the CEO is eligible for incentive compensation for each fiscal year that the Company’s pre-tax earnings equal or exceed 4% of the Company’s total revenue as reported in the Company’s annual report to shareholders. Pursuant to an amendment to that Agreement effective as of April 6, 2011, the incentive compensation as described in Sections 4(b) and (c) of the Agreement is at risk going forward and will not be paid unless approved by the shareholders at this October 5, 2011 annual shareholders meeting (Proposal 3 above). “Pre-tax earnings” is defined as the amount reported in the annual report, but computed without reduction for: the CEO’s incentive compensation; the value of stock options and awards granted that are recognized as equity-based compensation and deducted as an expense in calculating pre-tax earnings, and performance based bonuses paid under the Company’s Senior Executive Bonus Plan. The incentive compensation is equal to (a) 1.5% of the Company’s pre-tax earnings if in such year pre-tax earnings equal or exceed 4% (but are less than 5%) of the Company’s total revenue, and (b) an additional 1% of the Company’s pre-tax earnings if in such year the Company’s pre-tax earnings equal or exceed 5% of the Company’s total revenue. However, the incentive compensation will be reduced to the extent that the payment of the incentive compensation would reduce the Company’s pre-tax earnings to below 4% of the Company’s total revenue. Incentive compensation is paid 90% in cash and 10% in shares of the Company’s Common Stock (rounded down to the nearest whole share). Any Common Stock issued must be held for one year after the date of issue.

Also pursuant to the employment agreement, the Company will make a contribution to the trust established for the benefit of the CEO under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (see Benefits section below) for any fiscal year in which the Company’s pre-tax earnings equal or exceed 4% of its total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

In addition, beginning in fiscal year 2012, instead of the stock options the CEO was previously entitled to under his Agreement, the Company will now grant to the CEO restricted Common Stock on the day of the annual shareholders meeting in each contract year in the same amount and subject to the same conditions as the restricted Common Stock granted to the non-employee Directors on that day.

Senior Executive Bonus Plan

The objectives of the Senior Executive Bonus Plan, that was effective June 2, 2003, are to motivate team and individual behavior that contributes to the short-term and long-term objectives of the Company. Under the Plan, the Chief Operating Officer, the Chief Financial Officer, and the other non-operations executives are eligible to earn annual incentive bonuses of up to 40% of their annual base salary. Each executive’s incentive bonus is determined by a formula that takes into account: (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met, and (2) the Company’s pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue, if any, not related to the Company’s food service operations). No incentive bonuses are paid unless pre-tax consolidated earnings of the Company are at least 4% of total revenue.

In order to receive the maximum incentive bonus permissible under the Plan, an executive must fully meet his or her individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 7% of total revenue (see chart below).

Pre-Tax Earnings as a Percentage of Total Revenue	Corporate Performance Multiplier
4-4.9%	10%
5-5.9%	20%
6-6.9%	30%
7% or over	40%

Specific individual goals are determined jointly by the CEO and the executive based upon the overall Company goals for the fiscal year. Goals are reviewed by the executive and the CEO on a quarterly basis. Attainment of goals is measured based upon those results over which the executive either has direct control or has the ability to manage circumstances which would have resulted in the accomplishment of the goal.

Of the total incentive bonuses earned by each executive, 10% is paid in shares of the Company’s Common Stock (rounded down to the nearest whole share) and the remainder is paid in cash. For the fiscal year ended May 31, 2011, 489 shares of Common Stock were issued to employees pursuant to the Plan. All Common Stock issued must be held for one year from the date of issue. If all eligible employees under the Senior Executive Bonus Plan had earned their maximum incentive bonus during the fiscal year ended May 31, 2011, a total of 2,555 shares of Common Stock would have been issued.

Equity Awards

Executives – 2003 Stock Option and Incentive Plan

This plan was recommended by the Compensation Committee, adopted by the Board of Directors and approved by the shareholders in October 2003. Pursuant to the plan, options for shares of the Common Stock of the Company may be granted to officers and key management personnel as determined by the Compensation Committee for achievement of meeting certain pre-tax earnings goals or expectations. Under the plan, options with terms not in excess of ten years from the date of grant may continue to be granted until terminated by the Board of Directors, or until the tenth anniversary of the effective date of the plan, whichever is earlier. All options granted vest in three equal annual installments. At the discretion of the Compensation Committee, the options may vest immediately upon retirement from the Company. Options under this plan, subject to the approval of the Committee, are generally granted for each fiscal year, if merited, at the first Compensation Committee meeting held after the fiscal year ends, when the operating results for the fiscal year are known.

At the discretion of the Compensation Committee, stock awards may be granted to newly hired executives as incentive compensation.

Benefits

The benefit programs, including health and welfare benefits and retirement benefits, are designed to attract and retain the best employees. All employees who meet the waiting period, including eligible Named Executive Officers, have the opportunity to purchase Frisch’s Common Stock at a discount through payroll deductions through the Stock Purchase Option Plan, which is a qualified, non-discriminatory Section 423 discount stock purchase plan. The Company reviews its benefits annually to ensure that they are competitive with those offered by other restaurant chains. The source of the comparison data is a comprehensive annual benefit survey provided by the Chain Restaurant Compensation Association (CRCA), with 69 restaurant organizations reporting benefits data. Data reported in the CRCA report is used to benchmark benefits against other restaurant chains.

Defined Benefit Pension Plan (Qualified Plan), Supplemental Executive Retirement Plan (Non-Qualified Plan) and Nondeferred Cash Balance Plan (Non-Qualified Plan)

The Company maintains a qualified pension plan which provides benefits at retirement of employees covered by the plan. The highly compensated employees (HCEs), as defined by U.S. Treasury Regulations, were covered by the qualified pension plan and accrued benefits through December 31, 1999. Commencing January 1, 2000, any employee designated as an HCE for a given year under the IRS definition receives a comparable pension benefit for that year through the Nondeferred Cash Balance Plan (NCBP) instead of accruing additional benefits under the qualified pension plan. The comparable NCBP benefit amount is determined annually and converted to a lump sum. Taxes are withheld from the lump sum, and the net amount is deposited into the HCE’s individual trust and reported as W-2 compensation. All employees hired prior to July 1, 2009 and not designated as an HCE earn a benefit in the qualified plan. Both the qualified pension plan and the NCBP plan were closed to all employees hired after June 30, 2009. All participating employees hired July 1, 2009 or after are eligible for an enhanced match to their contributions to the qualified Frisch’s Employee 401(k) Savings Plan or, if an HCE, to the Frisch’s Executive Savings Plan.

Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account under the qualified pension plan, which through 1999 was set at $160,000. The annual limitation for some of the years prior to 1994 was substantially higher. For 1999 and earlier, HCEs had benefits accrue under an unfunded, non-qualified Supplemental Executive Retirement Plan (SERP) which provides a supplemental retirement benefit to qualified HCEs equal to the reduction in their benefits under the qualified pension plan that results when compensation exceeds the Internal Revenue Code limitation, or when elective salary deferrals are made to the non-qualified Frisch’s Executive Savings Plan (see below).

Under the qualified pension plan, an individual’s monthly benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28. The benefit can be taken as early as age 55, but the benefit amount will be reduced if taken before age 65. Average monthly compensation is based upon the participant’s five highest consecutive compensation periods. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant’s W-2 and all elective contributions to a Section 125 or 401(k) plan, except that after July 15, 2002, the following items are specifically excluded: reimbursements, automobile expense allowance, use of a Company-owned automobile or any other Company-owned property, moving expense allowance and all other allowances, contributions to or benefits under the Company’s Nondeferred Cash Balance Plan, amounts realized from the grant and/or exercise of stock options, other fringe benefits (cash and non-cash), and deferred compensation.

Amounts set aside under the qualified pension plan are computed on an actuarial basis using an aggregate funding method. Cash contributions totaling $1,500,000 were made by the Company to the qualified pension plan referenced above for the fiscal year ended May 31, 2011 (additional cash contributions of $100,000 were made by the Company to the other qualified pension plan of the Company in which the Named Executive Officers do not participate).

Defined Contribution Plan (Non-Qualified Plan) – Frisch’s Executive Savings Plan (FESP)

The Frisch’s Executive Savings Plan (FESP) provides a means for certain management employees who are disqualified from participating in the Frisch’s Employee 401(k) Savings Plan, to participate in a similarly designed non-qualified plan. Under the FESP, an eligible employee may defer up to 25% of his or her salary, which may be invested in mutual funds or Common Stock of the Company. On the first 10% of salary deferred, the Company makes a 15% matching contribution of investments in Common Stock and a 10% matching contribution of investments in mutual funds. All eligible FESP participants hired July 1, 2009 or after receive an enhanced match of 100% of the first 3% of their contributions to either mutual funds or Common Stock. Upon an employee’s retirement, the Company has the option to issue to the employee the shares of Common Stock allocated to that employee or to pay to the employee the fair market value of the Common Stock allocated to him or her in cash. A reserve of 58,492 shares of Common Stock (as adjusted for subsequent changes in capitalization from the original authorization of 50,000 shares) was established for issuance under the FESP when it was established in November 1993. Since its inception, participants have cumulatively redeemed 19,243 shares through May 31, 2011. The current reserve balance of 39,249 shares contains 11,805 shares (including 2,266 shares allocated during the fiscal year ended May 31, 2011) that have been allocated but not issued to active plan participants. A summary of the FESP Plan benefits accrued for the Named Executive Officers during the last fiscal year is as follows:

Fiscal 2011 Nonqualified Deferred Compensation – Frisch’s Executive Savings Plan (FESP)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
Craig F. Maier Chief Executive Officer	0	0	0	0	0
Donald H. Walker Chief Financial Officer	56,164	2,247	5,758	0	519,238
Rinzy J. Nocero Chief Operating Officer	49,674	4,359	4,433	0	207,398
Michael E. Conner VP – Human Resources	33,578	1,972	4,762	0	296,726
Michael R. Everett VP – Information Systems	40,242	1,980	1,951	0	209,843

Health and Welfare Benefits

The Company offers medical, dental, life and disability insurance to its employees. The benefits are designed to attract, retain, and provide security to employees for their health and welfare needs. All full-time employees are eligible for medical and disability coverage after meeting applicable waiting periods. Full-time employees are eligible for the same major medical plans that are offered to the executives. In addition, executive officers are provided a medical reimbursement plan that reimburses out-of-pocket medical, dental, and vision expenses. This taxable benefit is grossed up and reported as income on the employee’s W-2 form. A maximum of 10% of the employee’s annual base and incentive compensation, including tax gross up, will be reimbursed each year.

The Company provides a long-term disability plan (LTD) to eligible employees. The plan provides replacement income of 60% of base and incentive pay, up to $5,000 per month. The Company provides a supplemental long-term disability plan to employees whose income exceeds that covered by the standard long-term disability plan. In addition, the CEO’s employment contract provides that in the event he becomes disabled as defined by the Company’s standard long-term disability plan, he will receive disability pay equal to 60% of his average compensation. Average compensation is defined as the total compensation, including incentive compensation, earned by the CEO in the three fiscal years preceding the year in which he becomes disabled, divided by three.

Vacation Benefits

The Company offers vacation benefits to employees after meeting applicable waiting periods. These benefits are offered to all employees with variances based on an employee’s classification and years of service.

Summary Compensation Table

The following table summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during the Company’s last three fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Craig F. Maier Chief Executive Officer	2011 2010 2009	306,900 300,000 283,317	20,967 39,518 53,720	12,810 21,960 0	188,699 355,665 352,860	31,923 98,097 30,315	169,217 225,702 198,700	730,516 1,040,942 918,912
Donald H. Walker Chief Financial Officer	2011 2010 2009	196,041 189,424 173,027	968 2,856 2,591	27,450 40,700 15,250	8,856 25,758 23,421	5,007 48,119 18,866	81,492 54,674 29,042	319,814 361,531 262,197
Rinzy J. Nocero Chief Operating Officer	2011 2010 2009	287,232 272,640 248,862	1,958 4,377 4,237	38,430 56,980 21,350	17,819 39,553 38,195	1,355 4,948 1,239	60,446 48,888 24,238	407,240 427,386 338,121
Michael E. Conner VP – Human Resources	2011 2010 2009	165,291 158,290 144,588	1,431 3,185 2,888	19,215 28,490 10,675	13,075 28,696 26,095	1,786 6,124 1,657	47,333 32,752 28,215	248,131 257,537 214,118
Michael R. Everett VP – Information Systems	2011 2010 2009	165,994 158,964 144,997	1,663 3,185 2,888	19,215 28,490 10,675	14,986 28,832 26,218	1,284 4,804 1,166	39,781 42,885 20,658	242,923 267,160 206,602

(1)	Incentive compensation under the CEO Bonus Plan and the Senior Executive Bonus Plan is paid 90% in cash and 10% in Common Stock (rounded down to the nearest whole share). The amounts reported are the portion of the incentive compensation paid in stock under the CEO Bonus Plan and the Senior Executive Bonus Plan.
(2)	The amounts reported reflect the aggregate grant date fair value of the awards made during the fiscal year computed in accordance with FASB ASC Topic 718.
(3)	The amounts in this column represent the cash portion of the incentive compensation paid under the CEO Bonus Plan and the Senior Executive Bonus Plan. The portion of the incentive compensation paid in Common Stock is reported in the “Stock Awards” column.
(4)	Change in pension value includes the qualified pension plan and the Supplemental Executive Retirement Plan.
(5)	All Other Compensation is as follows:

Name	Year	Auto Allowance ($)	Supplemental Long- Term Disability ($)	Moving Expenses ($)	Medical Reimbursement Plan ($)	Contributions to Nondeferred Cash Balance Plan ($)	Total ($)
Craig F. Maier	2011	7,839	13,345		22,190	125,843	169,217
	2010	7,839	13,345		29,801	174,717	225,702
	2009	7,839	13,345		13,165	164,351	198,700
Donald H. Walker	2011	0	4,331		8,386	68,775	81,492
	2010	0	4,221		9,639	40,814	54,674
	2009	0	3,306		7,580	18,156	29,042
Rinzy J. Nocero	2011	7,839	5,187		8,931	38,489	60,446
	2010	7,839	5,187		15,420	20,442	48,888
	2009	7,839	1,381	3,108	6,163	5,747	24,238
Michael E. Conner	2011	0	2,371		17,698	27,264	47,333
	2010	0	2,187		11,601	18,964	32,752
	2009	0	1,402		11,082	15,731	28,215
Michael R. Everett	2011	0	2,229		11,358	26,194	39,781
	2010	0	2,065		18,792	22,028	42,885
	2009	0	1,357		7,644	11,657	20,658

Grants of Plan-Based Awards

The following table shows the long-term equity-based incentive compensation awards granted to Named Executive Officers during the fiscal year ended May 31, 2011 for their performance in the fiscal year ended June 1, 2010. Craig Maier’s stock option awards vest in one year. All other stock option awards vest in three equal annual installments from the date of grant. The table reflects the full value of stock option awards granted in the fiscal year ended May 31, 2011, without regard to vesting period.

Fiscal 2011 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($)
Craig F. Maier	10/6/2010	3,000	19.94	12,810
Donald H. Walker	6/22/2010	5,000	20.55	27,450
Rinzy J. Nocero	6/22/2010	7,000	20.55	38,430
Michael E. Conner	6/22/2010	3,500	20.55	19,215
Michael R. Everett	6/22/2010	3,500	20.55	19,215

On October 6, 2010, Craig F. Maier, Chief Executive Officer, was granted options to purchase 3,000 shares of Common Stock at an exercise price of $19.94 per share based on his employment contract dated June 3, 2009.

On June 15, 2011, the Named Executive Officers were awarded the following number of shares of restricted Common Stock that will vest on the first anniversary of the date of award (except for the shares issued to Donald H. Walker, which will vest upon the date of his retirement which is currently scheduled to be August 23, 2011). The number of shares of restricted Common Stock awarded was based on the closing price on the date of the award of $21.05. The shares have full voting and dividend rights prior to vesting and vested shares must be held until employment ends, except that enough shares may be sold to satisfy any tax obligations attributable to the award.

Donald H. Walker	625 shares
Rinzy J. Nocero	875 shares
Michael E. Conner	438 shares
Michael R. Everett	438 shares

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Named Executive Officers as of the fiscal year ended May 31, 2011. Each outstanding award is shown separately. Option awards include non-qualified stock options.

Outstanding Equity Awards at Fiscal Year Ended May 31, 2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Craig F. Maier	40,000	—		—	13.700	7/11/2011
	40,000	—		—	19.780	7/11/2012
	40,000	—		—	18.950	7/10/2013
	30,000	—		—	29.175	7/7/2014
	20,000	—		—	25.250	7/22/2015
	3,000	—		—	25.410	10/6/2019
	—	3,000	(1)	—	19.940	10/6/2020
Donald H. Walker	5,000	—		—	19.040	6/11/2012
	5,000	—		—	18.790	6/10/2013
	5,000	—		—	30.130	6/8/2014
	5,000	—		—	24.300	6/7/2015
	2,500	—		—	25.150	6/6/2016
	2,500	—		—	31.400	6/5/2017
	1,667	833	(4)	—	23.600	6/24/2018
	1,666	3,334	(2)	—	26.990	6/23/2019
	—	5,000	(3)	—	20.550	6/22/2020
Rinzy J. Nocero	3,500	—		—	31.400	6/5/2017
	2,333	1,167	(4)	—	23.600	6/24/2018
	2,333	4,667	(2)	—	26.990	6/23/2019
	—	7,000	(3)	—	20.550	6/22/2020
Michael E. Conner	3,500	—		—	19.040	6/11/2012
	3,500	—		—	30.130	6/8/2014
	3,500	—		—	24.300	6/7/2015
	1,750	—		—	25.150	6/6/2016
	1,750	—		—	31.400	6/5/2017
	1,666	584	(4)	—	23.600	6/24/2018
	1,166	2,334	(2)	—	26.990	6/23/2019
	—	3,500	(3)	—	20.550	6/22/2020
Michael R. Everett	1,750	—		—	23.460	6/23/2016
	1,750	—		—	31.400	6/5/2017
	1,666	584	(4)	—	23.600	6/24/2018
	1,166	2,334	(2)	—	26.990	6/23/2019
	—	3,500	(3)	—	20.550	6/22/2020

(1)	All unexercisable shares vest on October 6, 2011.
(2)	One-half of the unexercisable shares vest on each of June 23, 2011 and 2012.
(3)	One-third of the unexercisable shares vest on each of June 22, 2011, 2012 and 2013.
(4)	All unexercisable shares vest on June 24, 2011.

Option Exercises and Stock Vested

The following table outlines stock options exercised by the Named Executive Officers during the fiscal year ended May 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig F. Maier	61,478	594,800
Donald H. Walker	1,167	10,071

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the qualified pension plan and the Supplemental Executive Retirement Plan (SERP).

Pension Benefits as of Fiscal Year End May 31, 2011

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Craig F. Maier	Qualified Pension Plan (Defined Benefits)	20.83	414,137	0
	Supplemental Executive Retirement Plan (SERP)	20.83	202,869	0
Donald H. Walker	Qualified Pension Plan (Defined Benefits) Supplemental Executive Retirement Plan (SERP)	22.33 22.33	338,531 17,677	0 0
Rinzy J. Nocero	Qualified Pension Plan (Defined Benefits)	1.00	26,205	0
Michael E. Conner	Qualified Pension Plan (Defined Benefits)	1.00	34,523	0
Michael R. Everett	Qualified Pension Plan (Defined Benefits)	1.00	24,818	0

Potential Payments upon Termination or Change in Control

The Company maintains a change in control agreement with Craig F. Maier, the Chief Executive Officer, dated November 21, 1989, as amended on March 17, 2006 and October 7, 2008. The agreement provides that if there is a change in control of the Company that has not been approved by the Board of Directors, the Company shall either (a) continue the Chief Executive Officer’s employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change, (b) employ him on such other terms as he and the Company agree, or (c) terminate his employment and make lump sum payments to him equal to the present value, based on a certain discount rate, of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payment that would be payable to the Chief Executive Officer under the agreement if he were terminated on the date of filing of this Proxy Statement would be approximately $2,550,000 using a discount rate of 0.25% in accordance with provisions of the agreement.

The Company does not have a change in control agreement with any of the other Named Executive Officers.

Fiscal 2011 Non-Employee Director Compensation

The compensation for our non-employee Directors is intended to attract and retain the services of people who will be a valuable asset to the Board based upon their qualifications, experience, skills, expertise and other attributes and to fairly compensate them for the time and effort required of a Director of a public company. Part of the compensation is given in the form of stock awards to further align the interests of the Directors with shareholders of the Company and to motivate Directors to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any additional compensation for their services as a Board member or a member of any committee of the Board.

During the fiscal year ended May 31, 2011, the Company paid non-employee Directors an annual retainer fee of $20,000 plus $1,600 for each Board meeting or Committee meeting attended in person ($800 if attended by telephone). In addition, each non-employee Director was paid $2,500 for each Committee they chaired. The Chairman of the Board received $8,500 for serving as the Chairman. Beginning in October 2010, the Compensation Committee determined that restricted stock awards should be granted to non-employee members of the Board instead of annual stock options. Based upon benchmarking done by the Company to determine an appropriate and competitive award for non-employee Directors, on October 6, 2010, each non-employee Director was granted a restricted stock award equivalent to $40,000 in shares of the Company’s Common Stock (2,006 shares of restricted Common Stock each) based upon the closing price of the stock that day. The restricted shares vest on the first anniversary of the date of the award, have full voting and dividend rights prior to vesting, and vested shares must be held until Board service ends, except that enough shares may be sold to satisfy any tax obligations attributable to the award. Each Director was also reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance for Board or Committee meetings. The following table summarizes the compensation earned by or awarded to each non-employee Director who served on the Board of Directors during the fiscal year ending May 31, 2011.

Fiscal 2011 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Dale P. Brown	40,900	40,000		80,900
Robert J. Dourney	40,100	40,000		80,100
Daniel W. Geeding	55,000	40,000		95,000
Lorrence T. Kellar	52,100	40,000		92,100
Jerome P. Montopoli	45,700	40,000		85,700
William J. Reik, Jr.	44,800	40,000		84,800

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based upon a grant of 2,006 shares of restricted Common Stock to each non-employee Director on October 6, 2010.
(2)	A total of 89,000 stock options, all of which are fully vested, were outstanding as of May 31, 2011, the last day of the most recently completed fiscal year, as follows:

Director	Options (#)
Dale P. Brown	15,000
Robert J. Dourney	12,000
Daniel W. Geeding	17,000
Lorrence T. Kellar	15,000
Jerome P. Montopoli	13,000
William J. Reik, Jr.	17,000

The Company does not provide non-employee Directors with retirement benefits, benefits under health and welfare plans, or compensation in any form not described above, nor does it have any agreement with any Director to make charitable donations in the Director’s name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of August 8, 2011 (unless a different date is specified in the footnotes to the table). Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Craig F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	1,136,955(1)	22.5%

Reik & Co., LLC 15 West 53rd Street, Suite 12B New York, NY 10019	622,339(2)	11.7%

Royce & Associates, LLC 1414 Avenue of Americas New York, New York 10019	690,631(3)	14.0%

Jack C. Maier QTIP Trust Craig F. Maier, Trustee 2800 Gilbert Avenue Cincinnati, Ohio 45206	381,884(4) (included in shares owned by Craig F. Maier above)	7.7% (included in percentage owned by Craig F. Maier above)

(1)	Includes 133,000 shares Mr. Maier has the right to acquire pursuant to the exercise of employee stock options within 60 days; 31,054 shares owned as Trustee of the Annette Frisch Remainder Trust under the Annette Frisch Amended and Restated Trust Agreement; 49,405 shares owned as Executor of the Estate of Blanche F. Maier; 9 shares owned as the General Partner of JBM Limited Partnership, an Ohio limited partnership; 38,577 shares owned by Frisch New Richmond Big Boy, Inc. of which Mr. Maier is President and sole shareholder; 2,307 shares owned as Trustee of three trusts for the benefit of his minor children; 10,000 shares as Trustee under the Jack C. Maier Trust fbo Craig Maier Family; 381,884 shares owned as Trustee under the Jack C. Maier QTIP Trust; 71,858 shares owned as Trustee under the Jack C. Maier Credit Shelter Trust; 70,064 shares owned as Trustee under the Jack C. Maier Exempt QTIP Trust; and 928 shares owned as Trustee under the Jack C. Maier Disclaimer Trust.
(2)	Information given is as of March 31, 2011, as reported in a Form 13-F filed with the SEC. William J. Reik, Jr., a Director of the Company, is the Managing Member of Reik & Co., LLC. The number of shares reported includes all shares personally owned by Mr. Reik, which are reported in the section below entitled “Security Ownership of Management.”
(3)	The information given is as of January 13, 2011, as reported in a Schedule 13G/A filed with the SEC.
(4)	The information given is as of March 15, 2010, as reported on a Schedule 13D/A filed with the SEC. These shares of Common Stock are also reported in the total number of shares owned by Craig F. Maier in the chart because Mr. Maier, as Trustee, has sole voting and dispositive power over the Common Stock owned by the Jack C. Maier QTIP Trust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of August 8, 2011 by (i) each Director and nominee for election as a Director of the Company, (ii) each Named Executive Officer of the Company named in the Summary Compensation Table herein, and (iii) all Directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors:

Daniel W. Geeding	26,680	(1)	*

Jerome P. Montopoli	17,006	(2)	*

Craig F. Maier (also a Named Executive Officer)	1,136,955	(3)	22.5%

Dale P. Brown	20,742	(4)	*

Lorrence T. Kellar	22,006	(5)	*

William J. Reik, Jr.	231,655	(6)	*

Karen F. Maier	236,986	(7)	*

Robert J. (RJ) Dourney	14,506	(8)	*

Donald H. Walker (also a Named Executive Officer)	42,004	(9)	*

Other Named Executive Officers

Rinzy J. Nocero	22,501	(10)	*

Michael E. Conner	23,717	(11)	*

Michael R. Everett	15,041	(12)	*

All Directors and executive officers as a group (total of 18 including executive officers that are not Named Executive Officers)	5,306,933	(13)	34.0%

*	Percentage information is omitted for individuals who owned less than 1% of the outstanding Common Stock and shares of Common Stock deemed outstanding due to exercisable options.
(1)	Includes 17,000 shares he has the right to acquire pursuant to the exercise of stock options and 2,006 shares of restricted Common Stock that vest on October 6, 2011.
(2)	Includes 13,000 shares he has the right to acquire pursuant to the exercise of stock options and 2,006 shares of restricted Common Stock that vest on October 6, 2011.
(3)	See footnote (1) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”
(4)	Includes 12,000 shares she has the right to acquire pursuant to the exercise of stock options and 2,006 shares of restricted Common Stock that vest on October 6, 2011.
(5)	Includes 15,000 shares he has the right to acquire pursuant to the exercise of stock options and 2,006 shares of restricted Common Stock that vest on October 6, 2011.
(6)	Includes 17,000 shares he has the right to acquire pursuant to the exercise of stock options and 2,006 shares of restricted Common Stock that vest on October 6, 2011. Mr. Reik is the Managing Member of Reik & Co., LLC, whose stock ownership of the Company is disclosed in the preceding chart entitled “Security Ownership of Certain Beneficial Owners.”
(7)	Includes 26,250 shares she has the right to acquire pursuant to the exercise of options and 438 shares of restricted Common Stock which vest on June 15, 2012.

(8)	Includes 12,000 shares he has the right to acquire pursuant to the exercise of options and 2,006 shares of restricted Common Stock that vest on October 6, 2011.
(9)	Includes 37,500 shares he has the right to acquire pursuant to the exercise of stock options and 625 shares of restricted Common Stock that vest on the date of his retirement.
(10)	Includes 21,000 shares he has the right to acquire pursuant to the exercise of stock options and 875 shares of restricted Common Stock which vest on June 15, 2012.
(11)	Includes 22,750 shares he has the right to acquire pursuant to the exercise of stock options and 438 shares of restricted Common Stock which vest on June 15, 2012.
(12)	Includes 12,250 shares he has the right to acquire pursuant to the exercise of stock options and 438 shares of restricted Common Stock which vest on June 15, 2012.
(13)	Includes 382,169 shares the group has the right to acquire pursuant to the exercise of stock options and 17,665 shares of restricted Common Stock that have not yet vested but hold voting and dividend rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons owning more than 10% of the outstanding shares of the Company’s Common Stock to file reports of their ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE Amex and to furnish copies of such reports to the Company. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on our review of the reports furnished to us and certain written representations of each reporting person, to the Company’s knowledge, the filing requirements were satisfied by the persons subject thereto during the most recent fiscal year.

2012 SHAREHOLDER PROPOSALS

Any shareholder who wishes a proposal to be considered for inclusion in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, which is currently scheduled for October 3, 2012, must submit the proposal to the Company on or before April 28, 2012. Proposals should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Any such proposal must satisfy the conditions for shareholder proposals established by the SEC in Rule 14a-8 promulgated pursuant to the Exchange Act.

Any shareholder who intends to directly present a proposal at the 2012 Annual Shareholders Meeting (outside of the Rule 14a-8 process) must notify the Company of the proposal on or before July 13, 2012. If the Company is not notified by such date, the Company will have the right to exercise discretionary voting authority for the proxies it obtains with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of any intention to present a proposal at the 2012 Annual Shareholders Meeting should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

Shareholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. Any such recommendations should be directed to Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206, and must be received no later than April 28, 2012 for the 2012 Annual Meeting of Shareholders.

COST OF SOLICITATION

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and proxy and any additional materials relating to the Meeting and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy materials to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation.

PROXY MATERIALS AND ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on October 5, 2011: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on the Company’s website at www.frischs.com.

The Company will supply without cost, upon written request, a copy of the Company’s most recent Annual Report on Form 10-K, including financial statements and schedules. Such request should be directed to Mark R. Lanning, Vice President-Finance, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

OTHER MATTERS

The Company’s Board of Directors knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the Meeting, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their discretion, in accordance with any recommendations of the Board, and discretionary authority to do so is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

DONALD A. BODNER

Secretary

Dated: August 26, 2011

PROXY

FRISCH’S RESTAURANTS, INC.

ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 5, 2011

The undersigned hereby appoints Craig F. Maier and Daniel W. Geeding, each or either of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote all common stock of Frisch’s Restaurants, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, on Wednesday, October 5, 2011 at 9:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned could do if personally present. The proxies are directed to vote the shares as set forth on the reverse side.

(Continued and to be signed and dated on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 5, 2011

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.frischs.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

The Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1, “FOR” on Proposals 2, 3 and 4, and “3 YEARS” on Proposal 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLANK INK AS SHOWN HERE  ☒.

1.	Election of the persons below to serve as Directors until the 2013 Meeting and until their successors are elected and qualified:	2. Ratification of appointment of Grant Thornton LLP as independent registered public accounting firm		FOR ☐	AGAINST ☐	ABSTAIN ☐
		3. Approval of Chief Executive Officer		FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Dale P. Brown ¡ Daniel W. Geeding ¡ Craig F. Maier ¡ Jerome P. Montopoli	incentive compensation pursuant to Section 162(m) of the Internal Revenue Code		☐	☐	☐
		4. Advisory vote on approval of executive compensation		FOR ☐	AGAINST ☐	ABSTAIN ☐
		5. Advisory vote on frequency of advisory votes on executive compensation	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

This Proxy is solicited on behalf of the Company’s Board of Directors. The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the Proxy is properly signed, this Proxy will be voted for the election of all nominees under Proposal 1, for Proposals 2, 3 and 4, for every 3 years on Proposal 5, and in the discretion of the proxies, in accordance with any recommendations of the Board of Directors, on any other matters that may properly be presented at the meeting. If cumulative voting is properly declared with respect to the election of Directors, the votes will be cast in such a way as to effect the election of all nominees, or as many thereof as possible, in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 5, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.frischs.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i